This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.

J.P.Morgan

# JPMorgan Review Notes linked to The EURO STOXX 50® Index, due July 27, 2015

The notes are designed for investors who seek early exit prior to maturity at a premium if, (i) with respect to any Review Date (other than the final Review Date), the closing level of the EURO STOXX 50® Index on that Review Date is at or above the Call Level or (ii) with respect to the final Review Date, the Ending Index Level is at or above the Call Level. If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount of 20%, investors will lose more than 20% of their principal amount at maturity and may lose all of their principal amount at maturity. Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium paytmnet if the notes are automatically called. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

## Trade Details/Characteristics

| | |
|---|---|
| **Index:** | The EURO STOXX 50® Index (Bloomberg ticker: SX5E) |
| **Automatic Call:** | If (i) with respect to any Review Date (other than the final Review Date), the closing level of the Index on that Review Date is greater than or equal to the Call Level or, (ii) with respect to the final Review Date, the Ending Index Level is greater than or equal to the Call Level, the notes will be automatically called for a cash payment per note that will vary depending on the applicable Review Date and call premium that will be payable on the applicable Call Settlement Date. |
| **Call Level:** | 100% of the Initial Index Level for each Review Date |
| **Payment if Called:** | For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:<br>• at least 3.2125%* ×$1,000 if automatically called on the first Review Date<br>• at least 6.4250%* × $1,000 if automatically called on the second Review Date<br>• at least 9.6375%* × $1,000 if automatically called on the third Review Date<br>• at least 12.8500%* × $1,000 if automatically called on the final Review Date |
| **Contingent Buffer Amount** | 20% |
| **Payment at Maturity:** | If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by up to 20%, you will receive the principal amount of your notes at maturity.<br>If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by more than 20%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:<br>$1,000 + ($1,000 × Index Return)<br>*If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by more than 20%, you will lose more than 20% of your principal amount at maturity and may lose all of your principal amount at maturity* |
| **Index Return** | (Ending Index Level – Initial Index Level) / Initial Index Level |
| **Initial Index Level:** | The closing level of the Index on the Pricing Date |
| **Ending Index Level:** | The arithmetic average of the closing levels of the Index on the Ending Averaging Dates |
| **Ending Averaging Dates:** | July 18, 2016, July 19, 2016, July 20, 2016, July 21, 2016, and the final Review Date |
| **Review Dates:** | October 22, 2015 (first Review Date), January 21, 2016 (second Review Date), April 21, 2016 (third Review Date), and July 22, 2016 (final Review Date) |
| **Preliminary Term Sheet:** | http://www.sec.gov/Archives/edgar/data/19617/000095010315005464/dp57783_fwp-710.htm |

Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set.

## Hypothetical Examples of Amounts Payable upon Automatic Call or at Maturity

| Review Dates Prior to the Final Review Date | | | | | Final Review Date | | |
|---|---|---|---|---|---|---|---|
| Closing Level | Index Level Appreciation/ Depreciation at Review Date | Total Return at First Call Settlement Date | Total Return at Second Call Settlement Date | Total Return at Third Call Settlement Date | Ending Index Level | Index Return | Total Return at Maturity |
| 6,300.00 | 80.00% | 3.2125% | 6.4250% | 9.6375% | 6,300.00 | 80.00% | 12.8500% |
| 5,950.00 | 70.00% | 3.2125% | 6.4250% | 9.6375% | 5,950.00 | 70.00% | 12.8500% |
| 5,600.00 | 60.00% | 3.2125% | 6.4250% | 9.6375% | 5,600.00 | 60.00% | 12.8500% |
| 5,250.00 | 50.00% | 3.2125% | 6.4250% | 9.6375% | 5,250.00 | 50.00% | 12.8500% |
| 4,900.00 | 40.00% | 3.2125% | 6.4250% | 9.6375% | 4,900.00 | 40.00% | 12.8500% |
| 4,550.00 | 30.00% | 3.2125% | 6.4250% | 9.6375% | 4,550.00 | 30.00% | 12.8500% |
| 4,200.00 | 20.00% | 3.2125% | 6.4250% | 9.6375% | 4,200.00 | 20.00% | 12.8500% |
| 3,850.00 | 10.00% | 3.2125% | 6.4250% | 9.6375% | 3,850.00 | 10.00% | 12.8500% |
| **3,500.00** | **0.00%** | **3.2125%** | **6.4250%** | **9.6375%** | **3,500.00** | **0.00%** | **12.8500%** |
| 3,496.50 | -0.10% | N/A | N/A | N/A | 3,496.50 | -0.10% | **0.00%** |
| 3,325.00 | -5.00% | N/A | N/A | N/A | 3,325.00 | -5.00% | **0.00%** |
| 3,150.00 | -10.00% | N/A | N/A | N/A | 3,150.00 | -10.00% | **0.00%** |
| 2,800.00 | -20.00% | N/A | N/A | N/A | 2,800.00 | -20.00% | **0.00%** |
| 2,799.65 | -20.01% | N/A | N/A | N/A | 2,799.65 | -20.01% | -20.01% |
| 2,450.00 | -30.00% | N/A | N/A | N/A | 2,450.00 | -30.00% | -30.00% |
| 2,100.00 | -40.00% | N/A | N/A | N/A | 2,100.00 | -40.00% | -40.00% |
| 1,750.00 | -50.00% | N/A | N/A | N/A | 1,750.00 | -50.00% | -50.00% |
| 1,400.00 | -60.00% | N/A | N/A | N/A | 1,400.00 | -60.00% | -60.00% |
| 1,050.00 | -70.00% | N/A | N/A | N/A | 1,050.00 | -70.00% | -70.00% |
| 700.00 | -80.00% | N/A | N/A | N/A | 700.00 | -80.00% | -80.00% |
| 350.00 | -90.00% | N/A | N/A | N/A | 350.00 | -90.00% | -90.00% |
| 0.00 | -100.00% | N/A | N/A | N/A | 0.00 | -100.00% | -100.00% |

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the notes that could be realized on the applicable Review Date for a range of movements in the Index as shown under the column "Index Level Appreciation/Depreciation at Review Date." The following table assumes a hypothetical Initial Index Level of 3,500 and a hypothetical Call Level of 3,500 (equal to 100% of the hypothetical Initial Index Level) on each of the Review Dates. The table assumes that the call premiums used to calculate the call premium amount applicable to the first, second, third and final Review Dates are 3.2125%, 6.4250%, 9.6375% and 12.8500%, respectively, regardless of the appreciation of the Index, which may be significant. The actual call premiums will be provided in the pricing supplement and will not be less than 3.2125%, 6.4250%, 9.6375% and 12.8500%, respectively. There will be only one payment on the notes whether called or at maturity. An entry of "N/A" indicates that the notes would not be called on the applicable Review Date and no payment would be made on the applicable Call Settlement Date. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes.

## Risk Considerations

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.

- Your investment in the notes may result in a loss of some or all of your principal. If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount, you will lose more than 20% and may lose all of your principal at maturity.
- Any payments on the notes is subject to the credit risk of JPMorgan Chase & Co.
- The appreciation potential of the notes is limited to the call premium, regardless of the appreciation of the Reference Index, which may be significant.
- The benefit provided by the contingent Buffer Amount may terminate on the Final Ending Averaging Date.
- JPMorgan Chase & Co. and its affiliates play a variety of roles in connection with the notes and their interests may be adverse to yours.
- If the notes are automatically called early, there is no guarantee that you will be able to reinvest the proceeds at a comparable return for a similar level of risk.
- JPMS's estimated value of the notes will be lower than the original issue price (price to public) of the notes.
- JPMS's estimated value does not represent the future values of the notes and may differ from others' estimates
- The value of the notes as published by JPMS will likely be higher than JPMS's then-current estimated value of the notes for a limited time.
- Secondary market prices of the notes will be impacted by many economic and market factors.
- No ownership or dividend rights in securities composing the Index.
- No direct exposure to fluctuations in foreign exchange rates.
- Risks related to non-US issuers of equity securities.

## Risk Considerations (Continued)

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.

- Risk of the closing level of the Index falling below the Interest Barrier or Trigger Level is greater if the Index is volatile.
- Lack of liquidity - JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.
- The averaging convention used to calculate the Ending Index Return could limit returns.

**SEC Legend:** JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.

**IRS Circular 230 Disclosure:** JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC ("JPMS") is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Filed pursuant to Rule 433
Registration Statement No. 333-199966
Dated: July 07, 2015